FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT ("**First Amendment**") is made and entered into as of this 31st day of October 2023 (the "**Effective Date**"), by and between **ANSON LOGISTICS ASSETS LLC**, a Delaware limited liability company ("**Landlord**"); and **FREECAST, INC.**, a Florida corporation ("**Tenant**"). Landlord and Tenant may hereinafter be referred to as a "**Party**" or together as the "**Parties.**"

RECITALS

A. Tenant and Landlord entered into that certain Lease Agreement dated as of December 28, 2020 (the "**Lease**"), pursuant to which Tenant leases from Landlord and Landlord leases to Tenant approximately 10,080 rentable square feet in Suites 100 & 200 (the "**Premises**") in the building located at 6901 TPC Drive, Orlando, Florida (the "**Building**").

B. The Term of the Lease is set to expire on October 31, 2023.

C. Landlord and Tenant desire to amend the Lease to extend the Term of the Lease and make certain other changes, pursuant to the terms and provisions, and subject to the conditions, as set forth in this First Amendment.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth in this First Amendment, and for other good, lawful and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

AGREEMENT

1. **Definitions; Recitals**. Any capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Lease. The above recitals are true and correct and are hereby incorporated into this First Amendment as if set forth herein at length.

2. **First Amendment Term**. The Term of the Lease is hereby further extended for a period of sixty (60) full calendar months (the "**First Amendment Term**"), commencing on November 1, 2023, and expiring on October 31, 2028. From and after the Effective Date, any and all references to the "**Expiration Date**" in the Lease shall be deemed to mean October 31, 2028.

3. **Minimum Annual Rent**. The Minimum Annual Rent for the Premises shall continue to accrue and be payable as set forth in the Lease; however, commencing on November 1, 2023, and continuing through the First Amendment Term, Tenant shall pay in the manner specified in the Lease, Minimum Annual Rent for the Premises in the following amounts:

PERIOD	ANNUAL RATE PER RENTABLE SF*	MINIMUM ANNUAL RENT	MONTHLY INSTALLMENT
11/1/2023 – 10/31/2024	$11.95	$120,456.00	$10,038.00

11/1/2024 – 10/31/2025	$12.55	$126,479.00	$10,540.00
11/1/2025 – 10/31/2026	$13.17	$132,803.00	$11,067.00
11/1/2026 – 10/31/2027	$13.83	$139,443.00	$11,620.00
11/1/2027 – 10/31/2028	$14.53	$146,415.00	$12,201.00

* Amounts are calculated within this table and rounded based on an annual escalation of five percent (5%) per annum compounding.

4. **Additional Rent**. In addition to the Minimum Annual Rent as set forth above, Tenant shall remain obligated for the payment to Landlord (or such other party as may expressly and specifically be required under the Lease) of Tenant's Share of the Operating Expenses due under the Lease, in accordance with the provisions of the Lease as amended hereby. Landlord agrees to use generally accepted accounting principles in maintaining its books and records with respect to Operating Expenses. As of the Effective Date, Tenant's Share of the Operating Expenses is estimated to be ($4.27 per rentable square foot).

5. **Condition of the Premises; Allowance**.

a. Tenant continues to accept the Premises in its "as-is, where-is" condition, without representation or warranty from Landlord. Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the Premises, except as otherwise expressly set forth in this First Amendment.

b. Subject to Landlord's prior review and approval of Tenant's plans and specifications, and in accordance with the requirements for Alterations in Section 12 of the Lease, Tenant will have the right to perform certain repairs and replacement to the heating, ventilation and air conditioning system as mutually agreed upon by the Parties (the "**First Amendment Improvements**").

c. Provided Tenant is not in default, Landlord agrees to contribute up to Twenty-Five Thousand and 00/100 Dollars ($25,000.00) (the "**First Amendment Allowance**") to be used towards the First Amendment Improvements. The First Amendment Improvements shall be completed by Tenant. Upon timely completion of the First Amendment Improvements, Tenant shall have until the earlier of (i) sixty (60) days from completion of the First Amendment Improvements, and (ii) April 30, 2024 (the "**Outside Date**") to request payment of the First Amendment Allowance and to deliver to Landlord (i) evidence of payment to all contractors and subcontractors; (ii) an affidavit from the architect or general contractor certifying that the First Amendment Improvements have been completed in accordance with the approved plans and specifications; (iii) full and final waivers of all liens for labor, services, or materials all in form satisfactory to Landlord; and (iv) as-built plans of the First Amendment Improvements (the "**Closeout Deliveries**"). Tenant shall defend and hold Landlord harmless from all costs, damages, liens, and expenses related to the First Amendment Improvements. Landlord agrees to pay Tenant the First

Amendment Allowance (or the requested portion thereof) within thirty (30) days of receipt of written request for payment of the First Amendment Allowance, together with complete delivery of the Closeout Deliveries (which shall include paid invoices for the requested amount of First Amendment Allowance). Any portion of the First Amendment Allowance not properly requested by Tenant with all Closeout Deliveries on or before the Outside Date shall be forfeited by Tenant.

d. If at any time during the First Amendment Term, a default by Tenant occurs, and Landlord terminates the Lease or Tenant's right to possession, Tenant shall immediately repay to Landlord an amount equal to the unamortized amount of First Amendment Allowance paid to Tenant, amortized (at a rate of 8%) over the First Amendment Term.

6. **Renewal Option**. Notwithstanding any terms of the Lease to the contrary, there shall be no further options to renew the Term of the Lease.

7. **Security Deposit**. Pursuant to Section 27 of the Lease, Tenant acknowledges and agrees that it has an obligation during the Term of the Lease to have a current Letter of Credit in the possession of Landlord. The Letter of Credit dated January 27, 2021, and issued by Bank of America has expired. Within fifteen (15) days of the Effective Date, Tenant agrees to provide to Landlord an updated Letter of Credit in compliance with Section 27 of the Lease and Exhibit C attached thereto.

8. **Antenna**. Landlord hereby grants Tenant the right to install, maintain and replace an antenna device (hereinafter "**Antenna**") on the roof of the Building, subject to: (a) applicable law; (b) Landlord's right to review, approve, and supervise any roof penetrations; (c) compliance with any applicable roof warranty requirements; (d) the Antenna not being visible at street level; and (e) Landlord's rights to use or lease the roof. Tenant shall be responsible for the repair of any damage to any portion of the Building caused by Tenant's installation, use or removal of the Antenna. The Antenna shall remain the exclusive property of Tenant, and Tenant shall have the right to remove same at any time during the Term of the Lease. Upon request by Landlord, Tenant shall remove the Antenna at the expiration or earlier termination of the Term and repair the roof to the condition existing prior to the installation of the Antenna. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all claims, damages, liabilities, costs or expenses of every kind and nature (including without limitation reasonable attorneys' fees) imposed upon or incurred by or asserted against Landlord arising out of Tenant's installation, maintenance, use or removal of the Antenna.

9. **Parking Lot**. The Parties agree to the following terms with respect to the parking areas serving the Building: (i) subject to approval of the local governmental authorities, Landlord shall stripe as many additional parking spaces for Tenant's use as Landlord reasonably determines can be accommodated with such additional spaces located behind the loading doors of the Premises; and (ii) on or before the Effective Date, Tenant shall remove the unclaimed shipping container located in the truck court from the parking lot.

10. **Sustainability**. The Lease is hereby amended in furtherance of Landlord's sustainability initiatives as follows:

a. Common Area Maintenance. Landlord's maintenance of the Common Areas shall include, without limitation, utilizing such Building Systems, performance assessment tools or optimizing practices that Landlord in its discretion reasonably deems necessary or appropriate for planning, designing, installing, testing, operating and maintaining the Building, Building Systems and Common Areas in a sustainable, energy efficient manner and providing a safe and comfortable work environment, with a view toward achieving improved overall performance and minimizing impact on the environment.

b. Operating Expenses. In addition to the costs and expenses provided in the Lease, Operating Expenses shall also include costs to process the certification or re-certification of the Building pursuant to any applicable environmental or energy rating/benchmarking system (such as Energy Star/LEED) including applying, reporting, and tracking costs and related reasonable consultant's fees associated therewith; insurance endorsements applicable to green buildings, including (without limitation) coverage in order to repair, restore, replace and re-commission the Building for certification or recertification in accordance with standards applicable to the U.S. Environmental Protection Agency's ENERGY STAR rating, the U.S. Green Building Council's then-current version of the LEED Green Building Rating System, the Building Owners and Managers Association (BOMA) International's 360 Performance Program or any comparable rating, certification or performance program now or hereafter in existence (without hereby obligating Landlord to seek such certification) or support achieving energy and carbon reduction targets; costs of any capital improvements that improve energy efficiency in Operating Expenses (which shall be cost capitalized and thereafter amortized as an Operating Expense under generally accepted accounting principles).

c. Tenant Alterations. All Alterations permitted in the Lease shall be performed in accordance with Landlord's reasonable requirements relating to sustainability and energy efficiency.

d. Signs. All signage permitted in the Lease shall conform in all respects to the criteria established by Landlord, including, without limitation, complying with Landlord's sustainability plan regarding light pollution, intensity and hours of operation.

e. Utilities. If at any time during the Term of the Lease, the Building contains any facility that generates all or any portion of the electricity used by the Building, then Tenant shall acquire its electric supply from that facility and Operating Expenses shall include all costs of operating, equipping, maintaining, and repairing the electricity generating and distribution equipment, including (without limitation) utility standby fees, such costs not to exceed the amount Landlord or Tenant would have paid to a third-party utility for the same electric service at the utility's rate schedule. Tenant acknowledges that Landlord may implement rainwater collection, treatment and reuse methods, natural plantings and other methods of reducing water usage, including the use of water-saving appliances, such as waterless urinals.

f. Rules and Regulations. Exhibit "B" of the Lease is hereby deleted and replaced with **Exhibit "A"** attached hereto and made a part hereof.

11. **Notices**. The Parties agree and acknowledge that all notices provided to Landlord pursuant to the Lease shall be sent to the following address:

Landlord	Anson Logistics Assets LLC c/o Mapletree US Management LLC 5 Bryant Park, Suite 2800 New York, NY 10018 Attn: Asset Management & Legal
with a copy to:	Anson Logistics Assets LLC c/o Mapletree US Management LLC 500 W Madison St, Suite 2730 Chicago, Illinois 60661 Attn: Asset Management

12. **Brokers**. Tenant represents and warrants to Landlord that it has dealt with no broker, agent or other intermediary in connection with this First Amendment. Tenant agrees to indemnify Landlord against and hold it harmless from and against any loss, cost, expense or damage arising from any claim for commission or other compensation made by any broker or finder.

13. **Successors and Assigns**. This First Amendment shall bind and inure to the benefit of the Parties hereof and to their respective successors and assigns.

14. **Counterparts**. This First Amendment may be executed in multiple counterparts each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this First Amendment, the Parties agree that telecopied signatures or scanned and electronically transmitted signatures may be used in place of original signatures on this First Amendment.

15. **Entire Amendment**. Except as expressly modified by this First Amendment, all other terms and conditions of the Lease shall remain in full force and effect and binding upon Landlord and

Tenant. In the event of any conflict or inconsistency between the terms and condition of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control and govern. In all other respects, the terms and conditions of the Lease are hereby ratified in their entirety.

16. **Authority.** Tenant represents and warrants to Landlord that the individual executing this First Amendment on behalf of Tenant has all requisite power and authority to enter into this First Amendment, and by his or her signature will bind Tenant to the terms of this First Amendment.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this First Amendment effective the date and year first set forth above.

LANDLORD:

ANSON LOGISTICS ASSETS LLC,
a Delaware limited liability company

By: Richard Prokup

Name: Richard Prokup

Title: Director

TENANT:

FREECAST, INC.,
a Florida corporation

By:____________________

Name: William Mobley

Title: President

EXHIBIT "A"

RULES AND REGULATIONS

1. Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the property.

2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3. Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord's prior written consent.

4. Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord's prior written consent, any shades, blinds or curtains in the Premises.

5. Without Landlord's prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises.

6. Tenant shall not change any locks nor place additional locks upon any doors.

7. Neither Tenant nor its employees, agents or invitees shall disturb the occupants of the Building by the use of any loudspeakers, phonographs, radios or televisions, musical instruments, making of unseemly noises, use of flashing lights or searchlights or any other unreasonable use which can be heard or experienced outside of the Premises.

8. Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than service dogs in the company of and assisting their disabled masters be brought into or kept in or about the property.

9. If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of

wiring connections or layout at Tenant's expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

10. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

11. The use of rooms as sleeping quarters is strictly prohibited at all times.

12. Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from Tenant's area or public rooms regardless of whether or not such loss occurred when the area is locked from entry.

13. Tenant shall have the right, at Tenant's sole risk and responsibility, to use only Tenant's Share of the parking spaces serving the Building as reasonably determined by Landlord. Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including, without limitation, the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord's prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the property or with loading and unloading areas of other tenants. Tenant may not operate any recreational vehicles around the Building area. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner's sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence. All vehicles shall follow Landlord's designated points of entrance and exit and turn-arounds and circulation routes for the property.

14. Tenant may not repair any vehicle inside or outside the Premises.

15. No washing of any type (other than a reasonable restroom or kitchen washing) will take place in the Premises including the truck apron and parking areas.

16. Pest control in the Premises is a Tenant expense.

17. Tenant and its employees, contractors and invitees shall not smoke in the Building nor at the Building entrances and exits or in any other areas around the Building designated by Landlord as non-smoking areas.

18. No item, including, but not limited to, vehicles, trailers, temporary structures, supplies or equipment, shall be stored outside the Premises within the Building area without the express permission of the Landlord.

19. For purpose of good housekeeping, safety and cleanliness of the area outside the Premises and of the Common Areas, Tenant must keep all refuse and debris in containers. If Tenant fails in this respect, Landlord may give written notification to Tenant to clean up such refuse and debris. If Tenant does not remedy the situation within forty-eight (48) hours from receipt of such notification, Landlord retains the right to clean up the area and bill Tenant for such work.

20. If at Tenant's request, Landlord consents to Tenant having a dumpster at the property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord's request, locked. Tenant shall screen, at Tenant's sole cost and expense, the dumpster area at Landlord's request.

21. Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

22. Tenant will furnish and maintain an adequate number of fire extinguishers in good operating condition as may be reasonably required by Landlord in accordance with local, state and federal laws, ordinances, regulations and codes, and will also comply with such safety recommendations and loss prevention and loss reduction recommendations as Landlord or Landlord's insurance carriers (or both) may, from time to time, request.

23. A person other than law enforcement who is licensed to carry a handgun may not enter the Building area with a firearm that is carried openly.

24. Tenant shall comply with any move-in/move-out rules provided by Landlord.

25. Tenant shall provide, within twenty (20) days after Landlord's request, not to exceed one request per calendar year, reasonably requested energy and water consumption data and related information in connection with Tenant's use of the Premises performed by or on behalf of Tenant – all to be used for purposes of monitoring and improving building efficiencies.

26. Tenant shall use only interior paints and coatings (including primers) meeting environmental requirements of the Green Seal Environmental Standard for Paints and Coatings- GS-11.

27. All cleaning products used in the Premises must be certified under the current Green Seal Environmental Standard for Industrial and Institutional Cleaners – GS-37. For cleaning purposes, Tenant shall use micro-fiber wipes, dust cloths and dust mops in place of paper wipes (and where paper products are used, Tenant shall use products that contain at least 30% recycled content and which are recyclable). When chemicals for which the GS-37 or a U.S. Environmental Protection Agency's Design for the Environment rating are not applicable, the chemicals shall be durable, slip resistant and free of zinc (metal-free) and compliant with the Green Seal GS-40 Standard and/or CCD-147. Carpet care products shall meet the requirements of the Green Seal GS-37 Standard and/or CCD-148. Use of hand soaps that do not contain antimicrobial agents, except where required by health codes, and that meet Green Seal GS-41. Standard, is required. Proper training of maintenance personnel in the hazards, use, maintenance and disposal of cleaning chemicals, dispensing equipment and packaging is required. Tenant shall provide documentation that this policy has been followed, showing specifications for chemicals used, dates and activities associated with cleaning maintenance, and dates and outline of cleaning worker training.

28. The following items must be recycled according to local capabilities, guidelines, regulations, and Landlord's sustainability practices: (i) Paper; (ii) Cardboard, (iii) Plastics, (iv) Aluminum Cans/Metals; and (v) Glass. Tenant shall recycle, salvage or divert from landfills, and shall provide documentation demonstrating that, at least 70% by volume of any and all demolition and construction waste were recycled, salvaged or otherwise diverted from landfill and incineration. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by Governmental Requirements or pursuant to Landlord's sustainability practices, and to require Tenant to arrange for such collection at Tenant's cost, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this paragraph.

29. In the event the vendor chosen by Tenant provides waste manifests to Tenant, then Tenant shall provide Landlord annually or at such other times as Landlord may reasonably request with waste manifests for all waste that left the Building under Tenant's control, including, without limitation, cardboard, glass, plastics, metals, electronic waste, off-site paper shredding and pallets.

30. For new plumbing installations and whenever plumbing fixtures are being replaced, Tenant shall install fixtures according to the following specifications:

1. Water Closets with a flush volume not to exceed 1.28 gallons per flush.
2. Urinals with a flush volume not to exceed .0.5 gallons per flush.
3. Lavatory faucets with a flow rate not to exceed 0.50 gallons per minute.
4. Breakroom and kitchen type faucets with a flow rate not to exceed 1.5 gallons per minute.
5. Showerheads with a flow rate not to exceed 1.5 gallons per minute.

31. With respect to heating, ventilation and cooling, (i) Tenant shall be required to install equipment that meets or exceeds the minimum performance criteria of the ASHRAE Standard 90.1-2010, Energy Efficient Building Design and Construction, or applicable building code, whichever is more stringent; (ii) Tenant shall be required to install equipment that meets or exceeds the minimum performance criteria of the ASHRAE Standard 62.1-2010, Ventilation for Acceptable Indoor Air Quality, or applicable building code, whichever is more stringent; (iii) any new rooftop unit ("RTU") that services the Premises must meet the DOE Better Buildings Allowance High-Efficiency RTU Specifications; (iv) Tenant shall not permit space heaters or other energy-intensive equipment; and (v) any space conditioning equipment that is placed in the Premises with Landlord's consent for the purpose of increasing comfort to occupants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

32. Tenant shall be required to install mechanical ventilation equipment with zero use of chlorofluorocarbon (CFC)-based refrigerants.

33. All energy using equipment, appliances, lamps, ballasts and controls shall be energy efficient and Energy Star rated where available. Tenant shall use LED or similar bulbs for lighting in the Premises when replacing bulbs in the wall fixtures or any portable indirect lighting.

34. Tenant shall cause all of its employees, agents and contractors to comply with these rules and regulations.

35. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord's reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

36. These rules and regulations are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such non-enforcement will not constitute a waiver as to Tenant.